EXHIBIT 10.6

PAYMENT, RETIREMENT AND RELEASE AGREEMENT

This Payment, Retirement and Release Agreement (the “Agreement”) is dated as of July 27, 2006 by and between the Pension Benefit Guaranty Corporation, an agency of the Federal Government of the United States of America (“PBGC”) and PubliCARD, Inc., a Pennsylvania corporation (“PubliCARD”).

WITNESSETH:

WHEREAS, PubliCARD maintained a pension plan for certain of its employees known as the Publiker Retirement Income Plan (“Plan”), a defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, by agreement dated September 23, 2004, PubliCARD and PBGC agreed that the Plan should be terminated with an effective termination date of March 31, 2003 (the “Termination Date”), and that PBGC should thereafter act as statutory trustee of the Plan;

WHEREAS, as a result of the termination of the Plan and pursuant to Section 4062 of ERISA, PubliCARD and each member of its controlled group (as that term is defined in Section 4001(a)(14) of ERISA), including its wholly-owned subsidiary, Infineer, Ltd. (“Infineer”), became jointly and severally liable to the PBGC, as a United States government agency and as the statutory trustee of the Plan, for the amount of unfunded benefit liabilities (as that term is defined in Section 4001(a)(18) of ERISA) under the Plan and for the amount of unpaid contribution owed to the Plan as of the Termination Date (the unfunded benefit liabilities and the unpaid contributions are hereinafter collectively referred to as the “Termination Liabilities”);

WHEREAS, PBGC and PubliCARD entered into a Settlement Agreement dated as of September 23, 2004 (as amended and restated as of June 1, 2005, the “Settlement Agreement”) providing for the settlement of the Termination Liabilities and delivery of PubliCARD’s Promissory Note dated September 23, 2004, payable to the order of PBGC in the amount of $7,501,310 (the “Note”);

WHEREAS, no payments have been made in respect of the Note; and

WHEREAS, PBGC and PubliCARD wish to provide for the settlement and discharge of PubliCARD’s obligations under the Settlement Agreement and the Note.

WHEREAS, PBGC and PubliCARD (1) intend that the transaction set forth in this Agreement shall constitute a contemporaneous exchange for new value given to PubliCARD, and (2) stipulate that the transaction is fair and equitable and is the result of arm's length negotiations between PBGC and PubliCARD.

NOW, THEREFORE, the parties hereto mutually covenant and agree as follows:

SECTION I
PAYMENTS TO PBGC

1.1 Initial Payment. On the date of this Agreement, PubliCARD shall pay to PBGC the amount of $256,391.31 by wire transfer of immediately available funds as provided in the wire instructions attached as Exhibit A. The date and time on which such wire transfer is sent is the “Effective Time.”

1.2 Discharge of Note and Settlement Agreement. At the Effective Time, and as a result of the payment called for by Section 1.1, the obligations of PubliCARD under or with respect to the Settlement Agreement and the Note shall be satisfied and discharged in their entirety and the Settlement Agreement and the

Note shall terminate and be of no further effect. Promptly after the Effective Time, PBGC shall use its best efforts to return the Note to PubliCARD, marked cancelled.

1.3 Release of Security. At the Effective Time, all security interests, liens or other encumbrances in assets (including capital stock of subsidiaries) of PubliCARD and each present or former member of its Controlled Group (as that term is defined in Section 4001(a)(14) of ERISA), including Infineer, in favor of PBGC shall be released and discharged and the obligations of PubliCARD under or with respect to the Security Documents (as defined in Section II of the Settlement Agreement) and such security interests, liens or other encumbrances shall be terminated and of no further effect. On and after the Effective Date, PBGC shall execute and deliver all documents and take such other action as PubliCARD may reasonably request in order to effect or evidence the discharge of such security interests, liens or other encumbrances and shall use its best efforts to return to PubliCARD any stock certificates or other instruments pledged as security.

SECTION II
ADDITIONAL PAYMENTS TO PBGC

2.1 Through July 27, 2011. If, during the period from the date of this Agreement through July 27, 2011, PubliCARD receives Net Proceeds in excess of $250,000, PubliCARD shall pay to PBGC 50% of the amount of such excess. Net Proceeds shall mean the amount received by PubliCARD in cash or marketable securities, less the amount of reasonable transaction costs and expenses (including marketing costs and expenses, closing costs and expenses, commissions of investment bankers, brokers and other intermediaries, attorneys’ fees and expenses and deed preparation fees and expenses) and debt paid, retained or assumed, from any of the following:

a. the sale by PubliCARD of any or all capital stock of Infineer;

b. the sale by Infineer of all or substantially all of its assets and a distribution of the proceeds of such sale to PubliCARD;

c. the sale by PubliCARD of any or all capital stock of TecSEC, Incorporated (“TecSEC”); or

d. proceeds received by PubliCARD from settlements, buyouts or assignments of claims with respect to insurance policies covering environmental liabilities for which claims were made prior to the date hereof.

The first payment of amounts due under this Section 2.1 shall be made within 15 days after the first date on which Net Proceeds exceeds $250,000 and additional payments shall be made from time to time thereafter within 15 days after additional Net Proceeds are received. Deferred payments of purchase price, escrowed amounts and the like shall not be taken into account until actually received by PubliCARD.

2.2 On July 27, 2011. If, on July 27, 2011, (i) PubliCARD exists as a going concern and (ii) PubliCARD holds capital stock of Infineer (and Infineer exists as a going concern) or capital stock of TecSEC (and TecSEC exists as a going concern), for purposes of Section 5.1, PubliCARD shall be deemed to have sold such capital stock of Infineer and TecSEC so held by it on July 27, 2011 for its fair market value (“Deemed Net Proceeds”), as reasonably determined by the Board of Directors of PubliCARD and agreed to by the PBGC. At the request of PBGC, PubliCARD shall provide to PBGC information in its possession deemed relevant to confirming the fair market value of such capital stock. Such Deemed Net Proceeds shall be added to Net Proceeds under Section 2.1 for purposes of determining the amount of additional payments to the PBGC, if any.

SECTION III
RELEASE

PBGC hereby releases and forever discharges PubliCARD and each present or former member of its Controlled Group (as that term is defined in Section 4001(a)(14) of ERISA), including Infineer, and their respective past and present corporate parents, subsidiaries, affiliates, shareholders, custodians, agents, advisors, officers, directors, assigns, employees, representatives, receivers, heirs, executors, trustees and administrators, and/or the heirs, executors, administrators, successors and assigns of each of the foregoing, from any and all claims, actions, demands, causes of action and allegations of liability past or present, known or unknown, arising from or in connection with the Plan, the Termination Liabilities, the Settlement Agreement or the Note that PBGC may have had or may now have or may in the future have, in law (federal, state, or foreign, including ERISA), admiralty or equity. However, the foregoing release shall not apply to any claim arising under this Agreement.

SECTION IV
REPRESENTATIONS AND WARRANTIES

4.1 PubliCARD represents and warrants to PBGC as follows: It has full power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement constitutes a legal, valid, and binding obligation of PubliCARD, enforceable in accordance with the terms hereof. The person executing this Agreement on behalf of PubliCARD has authority to bind PubliCARD hereunder.

4.2 PBGC represents and warrants to PubliCARD as follows: It has full power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement constitutes a legal, valid, and binding obligation of PBGC, enforceable in accordance with the terms hereof. The person executing this Agreement on behalf of PBGC has authority to bind PBGC hereunder. PBGC has not transferred or assigned the Note or any right or interest arising under the Settlement Agreement, the Note, or the Security Documents (as defined in Section II of the Settlement Agreement).

SECTION V
GENERAL PROVISIONS

5.1 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with ERISA, and to the extent not preempted by ERISA or other federal law, the laws of the State of New York, without regard to conflicts of law principles. The parties consent to the jurisdiction of the United States District Court for the Southern District of New York for any action in connection with this Agreement. If any legal action or actions are instituted under or with respect to this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by the prevailing party relative to such legal action or actions, including, but not limited to, court costs and reasonable attorneys' fees.

5.2 Failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement and course of dealing between the parties shall not be construed to be a waiver of any provision of this Agreement, nor shall in any way affect the validity of this Agreement or the right of either party to enforce each and every one of the provisions of this Agreement.

5.3 This Agreement constitutes the entire and final agreement with respect to the matters provided for herein, and no other agreement or understanding exists between the parties.

5.4 This Agreement shall not be modified or amended, except by written instrument signed by the parties hereto.

5.5 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

5.6 This Agreement shall inure to the benefit of, and may be enforced solely by, the parties hereto, and, in each case, their respective successors and assigns.

5.7 This Agreement may be executed in identical counterparts, each of which when taken together shall constitute one and the same instrument. A facsimile transmission of signature pages shall be sufficient for the purposes of this Agreement.

5.8 Any notices, requests or other communications hereunder shall be in writing, and shall be deemed to have been duly given when mailed by United States registered or certified mail postage prepaid, or upon receipt if overnight delivery service, telecopy, or telex is used, addressed as follows:

To PBGC:

Lou Batchelor
Deputy Treasurer
Treasury Division
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
(202) 326-4000 ext. 3482

Cecile Shaya
Lead Financial Analyst
Treasury Division
Pension Benefit Guaranty Corporation
1200 K Street N.W.
Washington, D.C. 20005
(202) 326-4000 ext. 3223

Jeffrey B. Cohen
Chief Counsel
Pension Benefit Guaranty Corporation
Suite 340
1200 K Street, N.W.
Washington, D.C. 20005-4026
(202) 326-4112 (facsimile number)

To JPMorgan Asset Management, Inc.

David A. Groshoff
Vice President
JPMorgan Asset Management, Inc.
8044 Montgomery Road
Suite 555
Cincinnati, OH 45236

To PubliCARD:

PubliCARD, Inc.
One Rockefeller Plaza, 14th Floor
New York, N.Y. 10020
Attention: Chairman of the Board
(212) 307-5781 (facsimile number)

With copies to:

Kaye Scholer, LLP
425 Park Avenue
New York, New York 10022-3598
Attention: Joel I. Greenberg and Arthur F. Woodard
(212) 836-6555 (facsimile number)

5.9 The captions set forth in this Agreement have been inserted for convenience of reference only and shall not in any way affect the meaning or construction of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

PENSION BENEFIT GUARANTY CORPORATION

/s/ W. Scott Telford III

Name: W. Scott Telford III
Title: Vice President JPMorgan Asset Management, Inc. as agent for the Pension Benefit Guaranty Corporation

PubliCARD, INC.

/s/ Antonio L. DeLise

Name: Antonio L. DeLise
Title: President